EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70259) of LMI Aerospace, Inc. of our report dated June 28, 2012 relating to the financial statements of the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
June 28, 2012